MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Exhibit 16.1

February 13, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Remsleep Holdings, Inc.

Dear Sirs/Madams:

This letter will confirm that we have read Item 4.02 included in the Form 8-K dated February 13, 2018 of Remsleep Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/s/ Michael Gillespie & Associates, PLLC

Michael Gillespie & Associates, PLLC